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                                                                    EXHIBIT 10.4

                 LANDRY'S SEAFOOD RESTAURANTS, INC. CALLS OFF
              MERGER WITH CONSOLIDATED RESTAURANT COMPANIES, INC.

                                Houston, Texas

                                 March 8, 1999

    Houston, Texas--(NASDAQ-"LDRY") Landry's Seafood Restaurants, Inc. ("Landry's") announced today all further discussions had ended with Consolidated Restaurant Companies, Inc. regarding a proposed merger as well as all other related transactions.

    Tilman J. Fertitta, Chairman of the Board, President and Chief Executive Officer of Landry's stated that after announcing the proposed merger on March 2, 1999, the reaction of the market and Landry's stockholders caused each of the parties to reconsider the proposed business combination.

    Mr. Fertitta stated that "I have always tried to represent our stockholders in doing what was best from the long term future of Landry's and this at present seems to be to refocus on Landry's core business, improve profitability and try to enhance stockholder values." Mr. Fertitta continued, "I have always tried to maximize the value of the Company for our stockholders and while I believed there were positives to be achieved through this merger, our stockholders have spoken and we have listened. We have some very positive and exciting things going on at Landry's. We have commenced a national marketing campaign for our Joe's Crab Shack restaurants and are very encouraged by the initial results."

    "Over the last few days, I have come to realize how much Landry's, Landry's stockholders, and Landry's employees mean to me and how important the creation, running the day-to-day operations, and growth of this Company into one of the most successful restaurant chains has been a part of my life," Mr. Fertitta concluded.

    Landry's operates over 146 restaurants in 30 states under the names Landry's Seafood House, Joe's Crab Shack, The Crab House, Willie G's, Rusty Pelican, Cadillac Bar and the Kemah Boardwalk with 1998 sales of approximately $400 million and approximately 15 restaurant openings slated for 1999.

    This press release contains forward-looking statements within the meaning of the Private Securities Reform Act of 1995. These statements are based on current plans and expectations of Landry's and involve risks and uncertainties that could cause actual future activities and result of operations to be materially different from those set forth in the forward-looking statements. Important factors that could cause actual results to differ include, among others, the risks associated with the ability of Landry's to continue its expansion strategy, changes in cost of food, labor and employee benefits, the ability of Landry's to acquire prime locations, general market conditions, competition and pricing, all of which involves risks and uncertainties that could cause actual future activities and result of operations to be materially different from those set forth in the forward-looking statements.

    For more information, contact Tilman J. Fertitta, Chairman of the Board, President and Chief Executive Officer of Landry's Seafood Restaurants, Inc. at 713-850-1010.